Exhibit 10.11B

Mr. Harald Braun

Dear Harald,

On behalf of BigBand Networks, Inc. (“BigBand” or “the Company”), I am pleased that you’ve agreed to continue serving the Company as Executive Vice President beyond the previously-anticipated June 30, 2011 termination date until October 15, 2011.  In consideration of this additional service, at our next regularly-scheduled Board meeting, we anticipate awarding you with 28,800 restricted stock units, which will vest over a one-year period, with vesting in equal quarterly installments following the date of grant.  The foregoing grant will be subject to the terms and conditions of the related BigBand Stock Option Plan and related standard form of stock option agreement, which you will be required to sign as a condition of receiving the award.  All terms of such employment shall remain as outlined in that certain letter agreement by and between you and BigBand dated October 19, 2010.

Harald, I am pleased that you’ve agreed to extend your service as an interim Executive Vice President.

Sincerely yours,

I accept this offer of at-will employment with BigBand Networks, Inc. and I agree that this letter and the Nondisclosure and Developments Agreement sets forth the complete and sole understanding regarding the terms of my employment and supersedes any and all other agreements, negotiations, discussions, proposals, or understandings, whether oral or written, previously entered into, discussed or considered by the parties.

Date